Exhibit 10.21

October 2, 2007

Mr. Joseph P. “Duke” Gallagher, III

102 Versailles

Houma, LA 70360

Reference: Termination of Employment

Pursuant to our conversation today, you and I have mutually agreed that you will cease providing services to Gulf Island Fabrication, Inc. (“Gulf Island”), and this letter agreement formalizes the particulars of our agreement:

1.	Effective October 2, 2007, you will cease to be the Vice President of Finance, Chief Financial Officer and Treasurer of Gulf Island, and you will no longer be classified as an officer of Gulf Island.
2.	Your employment with Gulf Island will terminate effective December 15, 2007.
3.	On December 15, 2007, Gulf Island will pay you a one-time, lump sum severance payment of $15,833.34.
4.	You will remain eligible to receive an incentive bonus for fiscal year 2007, which will be calculated in the manner previously determined by the Gulf Island Board of Directors, such that your bonus will be equal to .40 of 1% of the consolidated income before taxes, before deduction of all executive incentive bonuses and before inter-company consolidating eliminations of the corporation for the calendar year as soon as possible after the outside auditors “sign off” on the fourth quarter and twelve months earnings release, but in no event will such bonus be paid after March 15, 2008.

Gulf Island wishes you the best of luck in your future endeavors. If the above reflects your understanding of the terms of your termination of employment, please indicate your agreement by signing below. This letter agreement will not be effective unless signed by you.

GULF ISLAND FABRICATION, INC.

/s/ Kerry J. Chauvin
Kerry J. Chauvin Chairman of the Board, President and CEO

I, Joseph P. “Duke” Gallagher, III, agree that the above reflects the terms of my termination of employment from Gulf Island Fabrication Inc., as evidenced by my signature below.

/s/ Joseph P. Gallagher, III
Joseph P. “Duke” Gallagher, III